Exhibit 10.1

      Employment agreement dated as of April 20, 2006 between Genco Power
                        Solutions, Inc. and Dale Branham

                              EMPLOYMENT CONTRACT


It is the understanding of the undersigned that the employment relationship of Dale C. Branham (Dale), of XXXXXXXXXXXXXXXXXXXXXXXXX with Genco Power Solutions, Inc, (Genco) of 1141 S. Rogers Circle, Boca Raton, FL 33487 is as follows:

Dale shall serve on the Board of Directors and is employed as the President of Genco whose duties and responsibilities are separately delineated and understood. In exchange for fulfilling and discharging those duties and responsibilities Dale is to or has receive(d):

      1. Beginning on 1st May 2006, a base salary of one hundred eighty-five thousand ($185,000.00) dollars annually calculated at approximately three thousand, five hundred fifty-seven and 69/100 ($3,557.69) dollars weekly and salaries of one hundred ninety-five thousand ($195,000.00) in year two and two hundred five thousand ($205,000.00) dollars in year three and two hundred fifteen thousand ($215,000.00) dollars in year four and two hundred twenty-five thousand ($225,000.00) dollars in year five, with each weekly check arrived at by dividing the annual salary by fifty-two (52).

      2. Fully paid health insurance benefits plus a family allowance of three hundred fifty ($350.00) dollars monthly,


      3. Fully paid by Genco, auto expenses, company cell phone, sun pass and all travel related expenses (as authorized).

      4. Paid vacation annually at two weeks in year one and thereafter three weeks per year through contract period.

      5. Upon the signing of this agreement and surrender of Genco stock the sum of fifty thousand ($50,000.00) dollars.

      6. Upon reaching five million ($5,000,000.00) dollars in sales fifty thousand ($50,000.00) dollars.

      7. Upon reaching ten million ($10,000,000.00) dollars in sales fifty thousand ($50,000.00) dollars.

      8. Five (5%) percent of all equipment sold calculated by multiplying the equipment cost price by five (5%) percent, with an annual cap of one million ($1,000,000.00) dollars and paid on a monthly basis. This paragraph is independent of any termination provisions of this agreement, and shall survive any termination of employment for any reason whatsoever and shall, for purposes of probate, be considered a non-corporeal hereditament.

      9. Five (5%) percent of the selling price of all extended service agreements sold, with no caps and paid on a monthly basis. This paragraph is independent of any termination provisions of this agreement, and shall survive any termination of employment for any reason whatsoever and shall, for purposes of probate, be considered a non-corporeal hereditament.

      10. Stock options in the following amounts totaling one million (1,000,000) shares and based at seventy-five ($0.75) cents vested as follows: two hundred thousand (200,000) shares annually at the start of each year for five years concurrent with the employment contract dates.

      11. Additional options calculated at seven (7%) percent of net profit - earned annually within each year, and calculated on a per share basis of seventy-five ($.75) cents, fully vested.


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

                                  Exhibit 10.1

      Employment agreement dated as of April 20, 2006 between Genco Power
                        Solutions, Inc. and Dale Branham


      12. One hundred thousand (100,000) shares at ten million ($10,000,000.00) dollars in sales calculated at market price as of date sales goal is met.

      13. In the event of early termination of this contract with its mandatory thirty (30) days written notice, Employee shall receive the greater of fifty (50%) percent of the salary due over the full term of the contract and all stock options which shall be immediately exercisable, or one year salary and all stock options which shall be immediately exercisable, due through the full term of the contract, whichever is greater.

      14. All stock options shall be fully vested upon sale of Genco "division" or Adsouth Partners, Inc. or early termination of this agreement.


Though all details shall be separately discussed and understood the omission of any detail shall not relieve Genco from complying with these terms.

DATE: April 20, 2006
      --------------




/S/ Dale C. Branham
-------------------
Dale C. Branham

AGREED AND CONSENTED TO:                             DATE:
/S/ Anton Lee Wingeier                               April 20, 2006
----------------------                               --------------


  Anton Lee Wingeier
--------------------
FOR Genco Power Solutions, Inc.




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